Exhibit 99.5

John Jerl Purcell, Jr.

100 Johnson’s Pond Lane

Louisa, Virginia 23093

March 29, 2006

Mr. Troy A. Peery, Jr.

Chairman

TransCommunity Financial Corporation

4235 Innslake Drive

Richmond, Virginia 23060

Dear Chairman Peery:

This letter serves as my official resignation as a Director of TransCommunity Financial Corporation effective immediately following the vote on the governance document at the BOD meeting today. I verbally resigned at the meeting and said I would follow up with a letter to you. The increased fiduciary responsibilities are my main concern for this action.

I have enjoyed serving on this board for the most part. I wish you and the board the best in the future and I will continue to work for the success of the organization.

Yours truly,

/s/ John J. Purcell, Jr.
John J. Purcell, Jr.